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                                                                     EXHIBIT 4.1


                   FIRST AMENDMENT TO 1997 STOCK OPTION PLAN
                                      FOR
                            SILVERLEAF RESORTS, INC.



         This First Amendment to 1997 Stock Option Plan (the "First Amendment") is made and adopted by SILVERLEAF RESORTS, INC., a Texas corporation (the "Company").


                                R E C I T A L S:

         A. The Company adopted the 1997 Stock Option Plan as of May 15, 1997 (the "Plan"), and the Shareholders of the Company approved the Plan as of the same date;

         B. The Company desires to amend the Plan to increase the number of shares of common stock of the Company reserved for issuance thereunder from 1,100,000 shares to 1,600,000 shares;

         C. The Company also desires to amend the Plan to reduce the number of directors required to administer the Plan;

         D. This First Amendment was approved by the Board of Directors of the Company on February 20, 1998 and duly submitted to the Shareholders for consideration at the 1998 Annual Meeting of Shareholders; and

         E. This First Amendment was adopted by the Shareholders of the Company on May 20, 1998.

         NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:


                               A G R E E M E N T:

         Section 1. Amendment of Plan; Addition of Shares. Section 2.1 of the Plan is hereby deleted in its entirety and the following is hereby substituted in its place:

                 Section 2.1. Aggregate Number of Shares. The total number of shares of common stock of the Company which may be purchased pursuant to the exercise of Options granted under this Plan shall not exceed, in the aggregate, 1,600,000 shares of the authorized common stock, $0.01 par value per share, of the Company (the "Shares").
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         Section 2.  Amendment of Plan; Reduction of Size of Committee. Section
4.1 of the Plan is hereby deleted in its entirety and the following is hereby substituted in its place:

                 Section 4.1. Compensation Committee. The Board of Directors shall designate a Compensation Committee (the "Committee"), which shall consist of no fewer than two directors, to administer the Plan. At least two members of the Committee shall be "non-employee directors" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


         Section 3. Ratification. The Plan, as amended by this First Amendment, is hereby ratified and confirmed.


         Section 4. Governing Law. This Amendment and all related matters shall be governed by, construed and enforced in accordance with, the laws of the State of Texas.

         The undersigned hereby certifies that the foregoing First Amendment was duly adopted by the Board of Directors of Silverleaf Resorts, Inc., on February 20, 1998, and was approved by the Shareholders of Silverleaf Resorts, Inc., on May 20, 1998.


                                        SILVERLEAF RESORTS, INC.


                                        By:   /s/ Robert E. Mead
                                           ------------------------------------
                                                  Robert E. Mead,
                                                  Chairman and Chief Executive
                                                  Officer


Attested by:


 /s/ Sandra Cearley
----------------------------
Sandra Cearley, Secretary



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